                          LANDMARK SYSTEMS CORPORATION
             COMPUTATION OF PRO FORMA NET (LOSS) INCOME PER SHARE
                              SEPTEMBER 30, 1997
                                  EXHIBIT 11.1




                                                                                   YEAR ENDED             NINE MONTHS ENDED
                                                                                     DEC 31             SEP 30          SEP 30
PRIMARY NET INCOME (LOSS) PER SHARE                                                   1996               1996            1997
-----------------------------------                                               --------------    --------------   -------------
Weighted average common shares outstanding(1)                                          7,699,992         7,699,992      7,684,893

Conversion of mandatorily redeemable Series A Preferred Stock                            648,500           648,500        648,500

Conversion of SAB 83 shares:
      Mandatorily redeemable Series B Preferred Stock (as if converted method)           592,793           592,793        592,793
      Common stock options and warrants (treasury stock method)                          538,442           538,442        538,442

Conversion of common stock options and warrants (treasury stock method)(1)                  -                 -           788,577
                                                                                  --------------    --------------    ------------

Total weighted average common and common equivalent shares                             9,479,727         9,479,727     10,253,204

Net Income                                                                         $ (1,202,281)       (1,895,442)    $ 1,222,675
                                                                                  --------------    --------------    ------------

Pro forma primary net (loss) income per share                                      $      (0.13)     $      (0.20)    $      0.12
                                                                                  ==============    ==============    ============

FULLY DILUTED NET (LOSS) INCOME PER SHARE
-----------------------------------------

Weighted average common shares outstanding(1)                                          7,699,992         7,699,992      7,684,893

Conversion of mandatorily redeemable Series A Preferred Stock                            648,500           648,500        648,500

Conversion of SAB 83 shares:
   Mandatorily redeemable Series B Preferred Stock (as if converted method)              592,793           592,793        592,793
   Common stock options and warrants (treasury stock method)                             538,442           538,442        538,442

Conversion of common stock options and warrants (treasury stock method)(1)                  -                 -         1,289,245
                                                                                  --------------    --------------   -------------

Total weighted average common and common equivalent shares                             9,479,727         9,479,727     10,753,872

Net Income                                                                         $ (1,202,281)       (1,895,442)   $  1,222,675
                                                                                  --------------    --------------   -------------

Pro forma fully diluted net (loss) income per share
                                                                                   $     (0.13)      $     (0.20)    $       0.11
                                                                                  =============     ==============   =============


Note: All items reflect a 3 for 2 split of the Company's common stock expected to take effect immediately prior to the closing of the offering.

(1) Includes redeemable common stock instruments.